Exhibit 3


                                                    STATE OF DELAWARE
                                                   SECRETARY OF STATE
                                                DIVISION OF CORPORATIONS
                                                     FILED 12:01 PM
                                                       01/22/1997
                                                   971022074 - 2294364

            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                  OF SERIES B CONVERTIBLE PREFERRED STOCK
                                     OF
                       COASTAL PHYSICIAN GROUP, INC.

          COASTAL PHYSICIAN GROUP, INC., a corporation organized under and existing under the General Corporation Law of the State of Delaware (the "Company").

          DOES HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, and pursuant to the provisions of
     Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, at a meeting duly held on January 21, 1997, adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series B Convertible Preferred Stock, which resolution is as follows:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Amended and Restated Certificate of Incorporation, the Board of Directors hereby creates a series of convertible preferred stock, with a par value of $0.01 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitation thereof (in addition to the provisions in the Amended and Restated Certificate of Incorporation that are applicable to the preferred stock of all series) as follows:

                    Series B Convertible Preferred Stock

          Section 1. Designation and Amount. The shares of such series shall be designated as Series B Convertible Preferred Stock, with a par value of $0.01 per share (the "Series B Convertible Preferred Stock"), and the number of shares constituting such series shall be thirty-two thousand five hundred (32,500).

          Section 2. Dividends. The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of funds legally available for the payment of dividends. The amount of dividends payable, in respect of each share of Series B Convertible Preferred Stock shall be equal to the result obtained by multiplying (a) the number of shares (including fractions) of the Company's Common Stock, $0.01 par value per share, (the "Common Stock"), into which such share of Series B Convertible Preferred Stock is then convertible in accordance with Section 4 hereof (whether or not a Trigger Date (as defined in Section 4K hereof) has yet occurred) by (b) the amount of dividends declared and paid on each share of the Common Stock. No dividend shall be paid or declared on any share of a Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case the Series B Convertible Preferred Stock in an amount determined as set forth above nor shall any dividend be paid or declared on any share of Series B Convertible Preferred Stock unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series B Convertible Preferred Stock in an amount determined as set forth above nor shall any dividend be paid or declared on any share of Series B Convertible Stock unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of the Common Stock, in each case without preference or priority of any kind. For purposes of this
     Section 2, the term "dividends" shall include any pro rata distribution by the Company of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

          Section 3. Liquidation Preferences. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to the Series B Convertible Preferred Stock unless, prior thereto, the holders of shares of Series B Convertible Preferred Stock shall have received $30 per share. Following the payment of the full amount of such liquidation preference, no additional distributions shall be made to the holders of shares of Series B Convertible Preferred Stock or any capital stock ranking on a par with the Series B Convertible Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series B Convertible Preferred Stock upon liquidation, dissolution or winding up of the Company, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full.

          Section 4.     Conversion Rights, Antidilution Provisions.

          A. Following the Trigger Date (as defined in subparagraph K of this Section 4), shares of the Series B Convertible Preferred Stock shall be convertible, in whole or in part, at the option of either the holder or the Company, into Common Stock, at any time or from time to time, subject to the following terms and conditions. The Series B Convertible Preferred Stock shall not be convertible into any shares of Common Stock unless and until the Trigger Date has occurred.

          B. Following the Trigger Date, the shares of a Series B Convertible Preferred Stock shall be convertible at the principal executive offices of the Company, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares of Common Stock of the Common Stock of the Company, at an initial conversion rate of ten (10) shares of Common Stock for each share of Series B Convertible Preferred Stock, subject to adjustment as described in this
     Section 4.

          C. In order to convert shares of the Series B Convertible Preferred Stock into Common Stock, a holder thereof shall surrender, after the Trigger Date, at any office hereinabove mentioned the certificate or certificates therefor, duty endorsed or assigned to the Company or in blank, and give written notice to the Company at such office that such holder elects to convert such shares. Shares of the Series B Convertible Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after conversion date, the Company shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

          D. At any time after the Trigger Date the Company, by written notice to any or all holders of the Series B Convertible Preferred Stock, may require such holder or holders to convert, in whole or in part, the Series B Convertible Preferred Stock into Common Stock. Within thirty days after the receipt of such written notice, the holder or holders thereof shall cause that number of shares of Series B Convertible Preferred Stock as specified in such written notice to be converted into Common Stock in the manner described in, and subject to the provisions of, subparagraph C of this Section 4.

          E. If at any time the Company shall subdivide or combine its outstanding shares of Common Stock into a different number of shares of Common Stock, each share of Series B Convertible Preferred Stock shall thereafter be convertible into the same number of shares of Common Stock to which the holder of such shares of Series B Convertible Preferred Stock would thereafter have been entitled had such shares of Series B Convertible Preferred Stock been converted into Common Stock immediately prior to the effective date of such subdivision or combination.

          F. If there exists any capital reorganization or any reclassification of a capital stock of the Company or consolidation or merger of the Company with or into another corporation or entity, each share of Series B Convertible Preferred Stock shall thereafter be convertible into, in lieu of Common Stock, the same kind and amounts of securities or other assets, or both, which were issuable or distributable to the holders of shares of outstanding Common Stock of the Company upon such reorganization, reclassification, consolidation or merger in respect of that number of shares of Common Stock into which such share of Series B Convertible Preferred Stock would have been converted had such share of Series B Convertible Preferred Stock been converted into Common Stock immediately prior to such reorganization, reclassification, consolidation or merger.

          G. Upon any event described in subparagraphs E and F of this Section 4, the Company shall promptly mail to each holder of Series B Convertible Preferred Stock a notice which shall describe such event and the change in the number of shares or other assets or securities issuable upon the conversion of Series B Convertible Preferred Stock setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.

          H. The Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the full number of Shares of Common Stock then issuable upon the conversion of all shares of Series B Convertible Preferred Stock then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to issue such Common Stock upon such conversion.

          I. No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment in respect of such fraction.

          J. The Company will pay any and all taxes (excluding federal, state and local income taxes) that may be payable in respect of the issue or delivery of shares of Common Stock in conversion of the Series B Convertible Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requiring such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

          K. As used herein, the term "Trigger Date" means the date of the certification of the vote of stockholders of the Company held at any annual or special meeting of stockholders of the Company at which a quorum is present and at which the issuance of Common Stock upon conversion of the Series B Convertible Preferred Stock is approved by the holders of a majority of the shares of Common Stock voted at such meeting, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

          Section 5. No Redemption. The Series B Convertible Preferred Stock shall not be redeemable.

          Section 6. Voting Rights. The holders of the Series B Convertible Preferred Stock shall be entitled to that number of votes per share of Series B Convertible Preferred Stock equal to the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock is then convertible in accordance with Section 4 hereof (whether or not the Trigger Date has yet occurred) at all meetings of stockholders of the Company; provided that shares of the Series B Convertible Preferred Stock shall not be entitled to vote on the approval of the issuance of Common Stock upon conversion of the Series B Convertible Preferred Stock referred to in subparagraph K of Section 4.

          Section 7. Exchange. Certificates representing shares of the Series B Convertible Preferred Stock and, if converted in accordance with the terms and conditions hereof, after conversion thereof into Common Stock, certificates representing such shares, shall be exchangeable at the option of the holder, for a new certificate or certificates of the same or different denominations representing in the aggregate the same number of shares of Series B Convertible Preferred Stock or shares of Common Stock, as the case may be.

          Section 8. Shares to be Retired. All shares of Series B Convertible Preferred Stock which are converted into Common Stock will revert to the status of authorized but unissued shares of preferred stock of the Company but shall not thereafter be reissued as shares of Series B Convertible Preferred Stock.

          IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary this 21st day of January, 1997.

                                        /s/ Henry J. Murphy
                                        ------------------------------------
                                        Name:  Henry J. Murphy
                                        Title: President and Chief Executive
                                        Officer

     [Corporate Seal]

     ATTEST:

     /s/ Ray A. Spillman
     ----------------------------
     Name:  Ray A. Spillman
     Title: Secretary


                                                            Exhibit 3 Cont.

             AMENDMENT TO CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                      OF
                         COASTAL PHYSICIAN GROUP, INC.

          COASTAL PHYSICIAN GROUP, INC., a corporation organized under and existing under the General Corporation Law of the State of Delaware (the "Company"),

          DOES HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, and pursuant to the provisions of
     Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, at a meeting duly held on January 30, 1997, adopted a resolution increasing the number of shares constituting the Series B Convertible Preferred Stock, which resolution is as follows:

          WHEREAS, the Board of Directors of the Company (the "Board of Directors") has previously adopted a resolution creating a class of Series B Convertible Preferred Stock, with a par value of $.01 per share (the "Series B Convertible Preferred Stock"), consisting of thirty-two thousand five hundred (32,500) shares, and now wishes to increase the number shares constituting the Series B Convertible Preferred Stock to thirty-three thousand (33,000) shares.

          NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated
     Certificate of Incorporation, the Board of Directors hereby increases the number of shares constituting the Series B
     Convertible Preferred Stock from thirty-two thousand five hundred (32,500) to thirty-three thousand (33,000).

          IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary this 21st day of February, 1997.

                                        /s/ Henry J. Murphy
                                        --------------------------------
                                        Name:  Henry J. Murphy
                                        Title: President and Chief
                                               Executive Officer

     [Corporate Seal]

     ATTEST:

     /s/ Ray A. Spillman
     --------------------------
     Name:  Ray A. Spillman
     Title: Secretary